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                                                                   EXHIBIT 10(i)

                         Mediation Resolution Agreement

                                 August 10, 1999


Among:

AFP Imaging Corporation                                          ("AFP")

DentX International Inc.                                         ("Dent-X")

ProDen Systems, Inc.                                             ("ProDen")

Cade Adams                                                       ("Adams")



Pursuant to a written mediation agreement dated as of June 24, 1999 the parties, represented in the case of AFP and DentX by Paul C. Kurland of Snow Becker Krause, PC, and in the case of ProDen and Adams by Milton R. Stewart of Davis Wright Tremaine, LLP, met, in the offices of Davis Wright Tremaine LLP in New York City, New York to discuss, mediate and attempt to resolve the business dispute between the parties arising out of an Asset Purchase Agreement ("Asset Purchase Agreement") among the parties dated December 23, 1997, an Employment Agreement (Employment Agreement") between AFP and Adams dated December 23, 1997 and an Unsecured Non-Negotiable Promissory Note (Promissory Note") from DentX, guaranteed by AFP, payable to ProDen (and later assigned to Adams) in the form shown in Exhibit 3.1 to the Asset Purchase Agreement.

The parties having reached, through mediation, agreement on all of the issues between them pertaining to the foregoing transactions and documents, each does thereby, in consideration of the mutual promises set forth herein, and for good and other consideration, the receipt and sufficiency of which is hereby, acknowledged, do thereby agree as follows:

1.       Scope of Settlement

         The parties intend the settlement to be in full and complete satisfaction and compromise of any and all claims any of the parties may have or assert against the other, contingent or liquidated known, or unknown, arising out of the Asset Purchase Agreement, the Promissory Note and The Employment Agreement.

         To that end each of the parties shall separately execute the attached mutual release identified as Exhibit A.

2.       Settlement Terms

         The parties agree to reduce the purchase price set forth in the Asset Purchase Agreement by substituting for the Promissory Note (which now bears a balance of approximately $2.4 million) the following payments, transfers and obligations to Adams:

         a. AFP will pay to Adams, on the "Closing Date" (as thereinafter defined), $150,000.

         b. On the Closing Date AFP will tender to Adams a new promissory note (in substitution for the Promissory Note) in the amount of $850,000 (the "New Promissory Note"). The New Promissory Note shall bear no interest through December 31, 1999. Thereafter interest shall accrue at the rate of 7.75% per annum and shall be payable monthly (interest only) through December 31, 2001. Beginning on January 1, 2002, The New Promissory Note will be payable in 36 equal monthly installments of principal and interest at 7.75% per annum. The New Promissory Note will be In the form set forth in Exhibit B (attached), which contains a 20 day notice and cure provision.

         c. AFP shall pay, provide or tender all pay and benefits (including options) due to Adams under the Employment Agreement, when and as due through its initial term. Adams will have no further obligations

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             under the Employment Agreement except to be available to consult with AFP, from time to time, upon reasonable notice and request at times and frequencies convenient to Adams.

         d. The Non-Competition Agreement dated as of December 23, 1997 between AFP and Adams (the Non-Competition Agreement) shall remain in force and effect.

         e. All furniture, fixtures and equipment including inventory, currently owned by AFP or DentX and located in or about Vancouver, Washington shall become and remain the sole properly of Adams. All other assets transferred pursuant to the Asset Purchase Agreement shall remain the property of the purchaser thereunder.

         f. Simultaneous with the execution and delivery to Simeon H. Baum in escrow of this Agreement, the parties shall deliver to Simeon H. Baum in escrow the executed releases identified as Exhibit A, which are included among the term "documents" described in Paragraph 3 hereof.

3.       Escrow and Closing

         Final documents shall be prepared, executed and delivered to the mediator, Simeon H. Baum, not later then the close of business on Wednesday, July 21, 1999. AFP shall transfer $150,000 in collected funds payable to Adams and shall further transfer the New Promissory Note to the mediator at the same time. The transaction shall close and documents and funds shall be delivered to the respective parties on Tuesday, August 10, 1999. There shall be no contingency to the closing other than the passage of time from July 21, 1999 to August 10, 1999 (the "Closing Date").

4.       Attorneys Fees and Costs

         In any litigation instituted by either party to enforce payment or the fulfillment of other obligations pursuant to this mediation Resolution Agreement, the prevailing party shall recover from the other party, in addition to costs and disbursements allowed by law, such sums as the court may allow as attorneys fees in the litigation, including any appeals therefrom.


Signed and dated this _______day of ____________, 1999.

AFP Imaging Corporation

By:_____________________________________________________________________
      David Vozick


Dent-X International, Inc.

By:_____________________________________________________________________


ProDen Systems, Inc.

By:_____________________________________________________________________
      Cade Adams, President


Cade Adams

By:_____________________________________________________________________
      Cade Adams